Exhibit 99.1

Vision Global Solutions, Inc. 20400 Stevens Creek Blvd., Suite 700 Cupertino, California 95014 (408) 873-0400

VISION GLOBAL SOLUTIONS, INC. AND FORTES FINANCIAL, INC. ANNOUNCE TERMINATION OF MERGER AND REORGANIZATION AGREEMENT

CUPERTINO, CALIFORNIA (November 4, 2008)  – Vision Global Solutions, Inc. (Pink OTC: VIGS) and its wholly-owned subsidiary, VGS Acquisition Corp. (collectively, “VIGS”), and Fortes Financial, Inc. (“Fortes”) announced today that, in light of recent turmoil in financial markets, they have terminated the merger agreement among them.  The termination was by mutual agreement of the companies and was unanimously approved by the Boards of Directors of each company.  Pursuant to the parties’ mutual termination and release agreement, the parties have agreed to release each other from any claims relating to the proposed merger and reorganization agreement, which was amended by the parties on August 4, 2008.

John Kinney, Chairman of the Board of VIGS, commented: “By terminating the merger in the current economic environment, VIGS will retain financial flexibility and be in an advantageous position to pursue potential merger or acquisition opportunities expected to become available during this time of financial market uncertainty.”

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 This press release does not constitute an offer of any securities for sale. In connection with the termination of the merger, VIGS and Fortes Financial have filed an 8-K with the SEC concurrently with the dissemination of this press release which further describes the termination of the merger and reorganization agreement.   Investors and security holders are urged to read the 8-K filing because it contains important information about VIGS and Fortes Financial and the termination of the merger and reorganization agreement and proposed merger transaction. Investors and security holders may obtain a free copy of the 8-K describing the termination of the merger and reorganization agreement and other documents as filed by VIGS and Fortes Financial with the SEC at www.sec.gov .

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: changes in economic, political or regulatory conditions or other trends; our ability to attract bonafide merger or acquisition candidates or partners; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable laws or regulations, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

For additional information, please contact VIGS’ legal counsel, as follows:

Blair Krueger, Esq.

Managing Partner

The Krueger Group, LLP

La Jolla Law Bduilding

5510 La Jolla Boulevard

La Jolla, California 92037

Office: (858) 729.9997

Facsimile: (858) 729.9995

E-mail: blair@thekruegergroup.com